News Release

For more information contact:

Jan Johannessen
Chief Financial Officer
Lattice Semiconductor Corporation
(503) 268-8000

LATTICE SEMICONDUCTOR ANNOUNCES
BUSINESS UPDATE FOR THIRD QUARTER

HILLSBORO, OR - September 13, 2006 - Lattice Semiconductor (NASDAQ: LSCC) today announced its business update for the third quarter of 2006.

The updated guidance is as follows:

Third quarter revenue is expected to grow 1%-3% sequentially, as compared to previous guidance of 0%-4%;

  Total operating expenses, excluding amortization of intangible assets, are expected to be approximately $36 million, up approximately $1 million from the second quarter, primarily due to higher stock based compensation expense and an increase in 90 nanometer engineering wafer expense;

Other income is expected to be approximately $4.2 million, an increase over previous guidance of $3.2 million, due to gain from repurchase of convertible debt.
All other guidance remains unchanged.

No conference call will be held in conjunction with this guidance update.

The foregoing business update contains forward-looking statements. Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business, as well as such factors as pricing pressures, competitive actions, the demand for our products, and our ability to supply products to customers in a timely manner.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Securities and Exchange Commission’s informal inquiry and any resulting actions, the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor
Lattice Semiconductor Corporation provides the industry’s broadest range of Field Programmable Gate Arrays (FPGA) and Programmable Logic Devices (PLD), including Field Programmable System Chips (FPSC), Complex Programmable Logic Devices (CPLD), Programmable Mixed-Signal Products (ispPAC®) and Programmable Digital Interconnect Devices (ispGDX®). Lattice also offers industry leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high performance, non-volatile and low cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispGDX, ispPAC and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.